Exhibit 4.15

INDEPENDENT CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (this, “Agreement”) is entered into as of the [DATE] (the “Effective Date”), by and among First Phosphate Corp. (the “Company”), [Consultant] (the “Consultant”) and [Principal] (the “Principal”).

WHEREAS:

1.	The Company desires to retain the Consultant to assist the Company with the business of the Company, on the terms and subject to the conditions herein set out.

2.	The Consultant desires to provide its services to the Company, on the terms and subject to the conditions in this Agreement.

3.	The Principal is a principal of the Consultant and has agreed to become a party to this Agreement and to guarantee each and every one of the Consultant’s obligations pursuant to this Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT, in consideration of the mutual promises, covenants and agreements contained in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties covenant and agree as follows:

1.	SERVICES TO BE PROVIDED

1.1	The Company hereby agrees to retain the Consultant to provide the Company with such services as may be reasonably required by the Company to assist the Company with its business and such other services as the Company and the Consultant may from time to time agree upon, including but not limited to having the Principal carry himself as the Director of the Company (the “Services”). The Consultant hereby agrees to provide the Services to the Company in accordance with the terms and conditions of this Agreement. The Services to be provided hereunder to the Company shall be provided by the Principal personally, unless otherwise specified. In performing the Services and fulfilling his obligations under this Agreement, the Principal shall devote his best efforts and a sufficient number of hours, as the Consultant acting in good faith deems advisable, per each calendar month. The Principal shall provide the Services during the normal business hours of the Company as determined by the Company. Notwithstanding the foregoing, the Principal shall be entitled to devote reasonable amounts of time to personal or outside business, charitable and professional activities and such activities shall not constitute a violation of this Agreement provided such activities do not materially interfere with the Services required to be rendered hereunder

1.2	The Consultant and Principal will perform the Services in a workmanlike and professional manner, and in accordance with applicable law.

2.	REMUNERATION

2.1	In consideration for providing the Services, the Consultant will be entitled to a monthly consulting fee of [Fee] (plus H.S.T.) during the term of this Agreement. The Consultant will submit an invoice at the completion of each calendar month, which invoice shall be paid by the Company on or before the later of (i) fifteen (15) calendar days following the end of the applicable month, and fifteen (15) calendar days following the issuance of an invoice by the Consultant.

2.2	The Consultant is not entitled to reimbursement of any expenses incurred in connection with provision of the Services. Further, the Consultant will not be entitled to participate in any medical, dental, extended health or group life insurance plans of the Company.

2.3	The parties agree that the Consultant is not an employee of the Company and, as such, there will be no deductions for any statutory withholdings such as income tax, Canada Pension Plan, Employment Insurance or Worker’s Compensation. The Consultant will retain control over the manner and means by which the Consultant provides the Services, subject to the Company’s specification of the results to be achieved. The Consultant agrees to remit and be responsible for any and all withholdings, taxes, Worker’s Compensation remittances, income taxes and other deductions and remittances required by applicable statutes for the Consultant.

3.	TERM AND TERMINATION

3.1	This Agreement shall commence on the Effective Date, and, subject to earlier termination as hereinafter provided, shall remain in full force, month to month.

3.2	Notwithstanding Section 3.1, either party may terminate this Agreement at any time by providing the other party with thirty (30) days’ prior written notice.

3.3	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement (except with respect to the obligations contained in this Agreement that expressly survive the termination of this Agreement) immediately without advance written notice to the Consultant upon the occurrence of any one of the following events:

(a)	The charge during the term of this Agreement against the Consultant of criminal offence, or of any act that would constitute a crime in the jurisdiction involved.

(b)	Any material breach by the Consultant of any of the terms of this Agreement that remains uncured after the expiration of five (5) days following the delivery of written notice of such breach to the Consultant by the Company, describing in reasonable detail the nature of such breach.

(c)	Where the entering into of this Agreement constitutes any material breach by the Consultant of another agreement, or a third party does any act that, in the reasonable opinion of the Company, would restrict the ability of the Consultant to provide the Services as contemplated under this Agreement.

3.4	Upon termination of this Agreement, the Consultant will return to the Company or destroy if such destruction is consented to by the Company, all property of the Company including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in the Consultant’s possession or control pertaining to the consulting relationship, without retaining any copies or records of any confidential information whatsoever. Furthermore, the Consultant and Principal acknowledge that any obligations pursuant to section 4.4 shall survive termination of this Agreement.

4.	INDEPENDENT CONSULTANT RELATIONSHIP

4.1	It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services under this Agreement, and the Consultant does not have any right to make contracts or other legal commitments or obligations for or on behalf of the Company.

4.2	The Consultant need only devote such portion of the Consultant’s time as is agreed to pursuant to this Agreement or as otherwise agreed upon in writing by the Company and the Consultant. The Consultant is not precluded from acting in any other capacity for any other person, firm or company provided that it does not conflict with delivery of the Services as set out in this Agreement or the terms of any other agreement to which the Consultant and the Company or its affiliates are party.

4.3	The Consultant represents and warrants that the Consultant has the right to provide the Services required under this Agreement without violation of obligations to others and that all advice, information, and documents given by the Consultant to the Company under this Agreement may be used fully and freely by the Company, unless otherwise so designated orally or in writing by the Consultant at the time of communication of such information (e.g. information shared with the Company in a confidential manner or on a non-attribution basis).

4.4	Any non-public or confidential documents, materials, or other written, verbal or electronic information (“Confidential Information”) provided by the Company or any of its personnel to the Consultant or Principal in connection with the Services shall be kept confidential by the Consultant and Principal, and shall not be disclosed to any other person or entity. The Consultant and Principal acknowledge that securities laws prohibit anyone with material undisclosed information regarding a reporting issuer (including the Company) from trading in the securities of, or communicating to others such information regarding, the reporting issuer.

5.	INDEMNITIES

5.1	The Consultant shall defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, arising out of or resulting from the Consultant's breach of any covenant, warranty or obligation under this Agreement.

5.2	The Company shall defend, indemnify and hold harmless the Consultant and its officers, directors, employees, agents, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, arising out of or resulting from the Company’s breach of any covenant, warranty or obligation under this Agreement.

6.	GENERAL

6.1	The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Principal in performing services for the Company. The Principal shall abide by the provisions of any contract entered into by the Company under which the Principal provides the Services. The Principal shall comply with the terms and conditions of any and all contracts entered by the Company.

6.2	The Consultant may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of the Consultant’s duties without the prior written consent of the Company.

6.3	This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each party submits to the exclusive jurisdiction of the courts of the Province of Ontario.

6.4	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original hereof and all of which together shall constitute one and the same instrument. Electronic copies of signatures shall be deemed as originals and shall have binding effect.

6.5	This Agreement will be to the benefit of and be binding on the respective heirs, executors, administrators, successors and permitted assigns, as applicable, of each of the parties.

6.6	In case any provision in this Agreement shall be invalid, illegal or unenforceable, whether in whole or in part, the validity, legality and enforceability of the remaining provisions (or remaining parts thereof) shall not in any way be affected or impaired thereby and such remaining provision(s) (or remaining parts thereof) shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

6.7	Notwithstanding anything to the contrary in this Agreement, the issuance of any securities of the Company in satisfaction of any compensation to be paid or delivered to the Consultant hereunder shall in all cases be subject to all Applicable Laws, and further, shall be conditional on (i) the Consultant duly executing and returning all documents required by Applicable Laws and doing such further and other things as may be necessary to give effect to the said issuance of securities, and (ii) the issuance of such securities being exempt from the prospectus requirements under Applicable Laws relating to the issuance of such securities.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRST PHOSPHATE CORP.

Per:

Name: Title:

[CONSULTANT]

Per:
Name:
Title:

[PRINCIPAL]